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                                                                    EXHIBIT 99.1

                                                October 27, 1996



Mercantile Bancorporation Inc.
Mercantile Tower
St. Louis, Missouri  63166


Dear Sirs:


The undersigned understands that Mercantile Bancorporation Inc. ("Mercantile") and Mark Twain Bancshares, Inc. ("Bancshares") are entering into an Agreement and Plan of Reorganization (the "Agreement") providing for, among other things, a merger between a wholly owned subsidiary of Mercantile and Bancshares (the "Merger") in which all of the outstanding shares of capital stock of Bancshares will be exchanged for shares of common stock, par value $5.00 per share, of Mercantile. This letter agreement is being executed by me solely in my capacity as a shareholder of Bancshares.

As a condition and inducement to your willingness to enter into the Agreement:

Ownership of Stock.  Except to the extent set forth on Schedule A, I represent
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that I have sole voting and dispositive power over that number of shares of the
Common Stock, par value $1.25 per share, of Bancshares ("Bancshares Common Stock") as set forth on Schedule A hereto, and that I beneficially own such shares free and clear of all liens, charges and encumbrances, agreements and commitments of every kind. The representation set forth in this paragraph shall not survive the consummation of the Merger.

No Disposition or Solicitation.  I will not sell, agree to sell or otherwise
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transfer or dispose of any Bancshares Common Stock, other than pursuant to the
Merger or to an affiliate who agrees to comply herewith, nor will I directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to any sale of Bancshares, or any of its business, material assets, or capital stock, or any business combination or similar transaction involving Bancshares ("Alternative Transaction"). Nothing in this letter agreement shall preclude the undersigned from discharging his fiduciary duties as a director of the Company.

Voting.  I agree that I will vote all Bancshares Common Stock beneficially owned
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by me at the record date for any meeting of stockholders of Bancshares called to consider and vote on the Merger in favor of the Merger and I will vote against, and not consent to, any Alternative Transaction or any action to nullify or prevent the Merger at any meeting
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of stockholders of Bancshares called to consider and vote on any Alternative
Transaction or any such action.

No Disposition of Bancshares or Mercantile Common Stock.  In my capacity as a
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Bancshares shareholder, I represent that (i) I have no present plan or intention to sell, exchange, or otherwise dispose of (or enter into any transaction to reduce my equity risk with respect to) any shares of Mercantile Common Stock to be received pursuant to the Merger, (ii) I have not transferred, and have no present plan or intention to transfer, any shares of Bancshares Common Stock prior to the Effective Time of the Merger in contemplation of the Merger, and
(iii) both of the foregoing representations will be true, correct and complete as of the Effective Time of the Merger as though made as of the Effective Time of the Merger. I understand that the representations made in this paragraph will be relied upon by Sidley & Austin, counsel to Bancshares, and Wachtell, Lipton, Rosen & Katz, counsel to Mercantile (each of whom is an intended third-party beneficiary of the representations in this paragraph), in rendering their opinions pursuant to Sections 6.02(c) and 6.03(c), respectively, of the Agreement.

Termination.  This letter agreement shall terminate upon the termination of the
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Agreement in accordance with its terms.

Miscellaneous.  This letter agreement shall bind and benefit the respective
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parties' successors, assigns, executors, trustees and heirs.  Damages are inadequate for breach by me of any term of this agreement and Mercantile shall be entitled to preliminary and permanent injunctive relief to enforce this agreement. This letter agreement shall be governed by and construed under the laws of the State of Missouri (without giving effect to the choice of law provisions thereof). Any term hereof which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting remaining terms or their validity or enforceability in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
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This letter agreement may be executed in any number of counter parts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.


Very truly yours,



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Confirmed and accepted
as of the date first above written:


MERCANTILE BANCORPORATION INC.




By:
   --------------------------------
Name:
Title:
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                          SCHEDULE A


                    Number of Shares
                    of Bancshares Common Stock   Address and
Name of             Owned Beneficially           Contact
Shareholder         and of Record                Person
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